Exhibit 99.4
CONSENT OF DEVI P. KATRAGADDA
     Younan Properties, Inc. (the “Company”) intends to file a Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”) registering its common shares of beneficial interest for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a person who has agreed to serve as a director of the Company beginning immediately after the closing of the offering.
Dated: May 17, 2010

/s/ Devi P. Katragadda
Devi P. Katragadda